EXHIBIT 99
PRESS RELEASE OF SUPERIOR BANCORP DATED JUNE 19, 2007

SUPERIOR BANCORP MERGER WITH PEOPLE’S COMMUNITY
BANCSHARES RECEIVES REGULATORY APPROVAL
SARASOTA, FLORIDA, June 19, 2007: People’s Community Bancshares, Inc., of Sarasota, Florida, and Superior Bancorp (NASDAQ: SUPR) announced today that the Office of Thrift Supervision (OTS), the primary regulator of Superior Bancorp, has approved their planned merger, subject to approval by the stockholders of People’s Community Bancshares, Inc. The merger of People’s Community Bank of the West Coast with Superior Bank will create a $1 billion asset community bank in Florida, with 25 branches from Venice to Panama City, Florida.
“We are focusing on our stockholders and customers as we move forward to complete this partnership,” said Neil D. McCurry, Jr., People’s Community Bancshares, Inc‘s President and CEO. “We look forward to building upon the reputation of People’s Community based on superior people delivering superior products that will generate superior value for its customers and stockholders. We are already working with Superior to expand our branch offices and product offerings in Sarasota and Manatee Counties.”
“We are excited to receive a speedy regulatory approval of our merger with People’s,” said Stan Bailey, Chairman and Chief Executive Officer of Superior Bancorp. “The West Coast of Florida is an outstanding market and has higher projected population growth than any of our other current banking markets. We are confident that our existing branch network in the greater Tampa

Bay area in conjunction with our partnership with People’s will help create a meaningful presence for us in Florida and will add stockholder value. Regarding People’s Community, the primary attraction for our partnership with them is the outstanding management team capable of running a much larger bank in Sarasota and Manatee Counties.”
Completion of the proposed merger is subject to approval by the stockholders of People’s Community Bancshares, to receipt of certain other regulatory approvals, and to the satisfaction of other usual and customary closing conditions specified in the merger agreement. The People’s Community Bancshares, Inc., stockholders meeting is scheduled for July 3, 2007. After the planned merger in mid-July, People’s Community Bancshares, Inc., stockholders will be contacted by mail regarding the exchange of People’s Community Bancshares shares for Superior Bancorp’s shares.
About Superior Bancorp
Superior Bancorp is a $2.4 billion thrift holding company headquartered in Birmingham, Alabama. The principal subsidiary of Superior Bancorp is Superior Bank, a southeastern community federal savings bank. Superior Bank has 60 branches with 38 locations throughout the state of Alabama and 22 locations in Florida. In addition, Superior Bank currently has 11 new branches planned for Northeast Alabama and Florida during 2007 and 2008.
Superior Bank also has loan production offices in Montgomery, Alabama and Tallahassee, Marianna and Panama City, Florida, and operates 19 consumer finance offices in Northeast Alabama as First Community Credit and Superior Financial Services.
Upon completion of the announced merger with People’s Community Bancshares, Inc., Superior Bank will become a $2.8 billion community bank with 63 banking offices from Venice, Florida to Huntsville, Alabama.
About People’s Community Bancshares, Inc.
People’s Community Bank of the West Coast was founded in 1999 by Neil McCurry, President and Chief Executive Officer. Since opening in 1999, Peoples Community Bank of the West Coast has grown to a $350 million asset community bank with three full service offices in downtown Sarasota, Venice and Bradenton and has developed a dedicated Homeowners’ Association Department that services over 30,000 condominium and homeowner association residents throughout Manatee and Sarasota counties. Its performance would place it in the “high performing” category under the leadership of its executive management team.
Statements in this document that are not historical facts, including, but not limited to, statements concerning future operations, results or performance, are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Superior Bancorp cautions that such "forward-looking statements," wherever they occur in this document or in other statements attributable to Superior Bancorp are necessarily estimates reflecting the judgment of Superior Bancorp's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward- looking statements." Such "forward-looking statements" should, therefore, be considered in light of various important factors set forth from time to time in Superior Bancorp's reports and registration statements filed with the SEC. While it is impossible to list all such factors that could affect the accuracy of such "forward-looking statements," some of those factors include: general economic conditions, especially in the Southeast; the performance of the capital markets; changes in interest rates, yield curves and interest rate spread relationships; changes in accounting and tax principles, policies or guidelines; changes in legislation or regulatory requirements; changes in the competitive environment in the markets served by Superior Bancorp; changes in the loan portfolio and the deposit base of Superior Bancorp; and the effects of natural disasters such as hurricanes.
Additional Information and Where to Find It
The information contained in this release may be deemed to be solicitation material with respect to the proposed merger of People’s Community Bancshares, Inc. with and into Superior Bancorp. Superior Bancorp has filed a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”) containing a proxy statement/prospectus relating to the proposed merger. The registration statement was declared effective by the SEC on May 25, 2007, and the proxy statement/prospectus has been mailed to the shareholders of People’s Community Bancshares. Shareholders of People’s Community Bancshares are urged to read the registration statement and the proxy statement/prospectus, as well as all other relevant documents filed or to be filed with the SEC, because they contain important information about the companies and the proposed transaction.
Investors and security holders may also obtain free copies of the documents filed with the SEC (including any documents incorporated by reference) from the SEC’s website, www.sec.gov. Such documents may also be obtained from Superior Bancorp by contacting Carol Murcks, Investor Relations, at (205) 488-3327, or from People’s Community Bancshares, Inc. by contacting Neil D. McCurry, Jr., President and CEO, at (941) 365-5934.
Superior Bancorp, People’s Community Bancshares and their respective directors and executive officers may be deemed to participate in the solicitation of proxies in respect of the proposed merger. Information regarding Superior Bancorp’s directors and executive officers is available at http://www.superiorbank.com/fs_investor_relations.html. Information regarding People’s directors and executive officers is available from http://www.peoplescb.com. Additional information regarding the interests of such directors and executive officers is included or incorporated by reference in the proxy statement/prospectus and the other relevant documents filed or to be filed with the SEC.
Superior Bancorp Contact: Tom Jung, Executive Vice President, (205) 327-3547
People’s Community Bancshares, Inc. Contact: Neil D. McCurry, Jr., President and CEO, (941) 365-5934